Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference of our report dated February 25, 2005 (except for the fifth paragraph of Note 1, as to which the date is April 15, 2005), in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan of XenoPort, Inc., with respect to the financial statements of XenoPort, Inc. for the year ended December 31, 2004, included in its Registration Statement (Form S-1 No. 333-122156), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
June 2, 2005